EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 16, 2020 on the financial statements of ChoiceOne Financial Services, Inc. as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, in the S-4 Registration Statement.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan

April 29, 2020